Exhibit 3.1.1


                                 AMENDMENTS  TO
                            ARTICLES OF INCORPORATION
                                  March 5, 1998

     THE BOARD OF DIRECTORS OF PINNACLE BUSINESS MANAGEMENT, INC. A NEVADA CORPORATION, FILE NUMBER 10008-1997, AT A MEETING DULY CONVENED AND HELD ON THE 2ND DAY OF MARCH 1998, ADOPTED A RESOLUTION TO AMEND THE ORIGINAL ARTICLES OF INCORPORATION AS FOLLOWS:

THE  FOURTH  ARTICLE  IS  AMENDED  TO  READ  AS  FOLLOWS:

     THIS CORPORATION IS AUTHORIZED TO ISSUE THIRTY MILLION (30,000,000) SHARES OF STOCK AS FOLLOWS: TWENTY MILLION (20,000,000) COMMON SHARES AT ONE-TENTH OF ONE CENT ($.001) PAR VALUE AND TEN MILLION (10,000,000) PREFERRED SHARES AT
ONE-TENTH  OF  ONE  CENT ($.001) RIGHTS AND PRIVILEGES TO BE SET BY THE BOARD OF
DIRECTORS AND NO OTHER CLASS OF STOCK SHALL BE AUTORIED. ALL OR PART OF THE SHARES OF THE CAPITAL STOCK MAY BE ISSUED BY THE CORPORATION FROM TIME TO TIME AND FOR SUCH CONSIDERATION AS MAY BE DETERMINED UPON AND FIXED BY THE BOARD OF DIRECTORS, AS PROVIDED BY LAW.

     THE NUMBER OF SHARES OF THE CORPORATION OUTSTANDING AND ENTITLED TO VOTE ON AN AMENDMENT TO THE ARTICLES OF INCORPORATION IS 14,851,000; THAT THE SAID CHANGE AND AMENDMENT HAS BEEN CONSENTED TO AND APPROVED BY A MAJORITY VOTE OF THE STOCKHOLDERS HOLDING AT LEAST A MAJORITY OF EACH CLASS OF STOCK OUTSTANDING AND ENTITLED TO VOTE THEREON.

              /s/                    '
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M. Bruce Hall,   President



              /s/                    '
-------------------------------------
Fred  Schultz    Secretary


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